                                OPTION AGREEMENT


         This OPTION AGREEMENT by and among Thomas C. Foley ("Foley") and
C. Sean Day ("Grantee") is entered into as of this 9th day of November, 1999.

                                   Background

         Foley is the record and beneficial owner of 275,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of TB Wood's Corporation, a Delaware corporation (the "Company"). Foley desires to grant to Grantee an option to purchase the Shares on the terms and conditions set forth herein.

                                      Terms

         In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows.


                                    ARTICLE I
                                 PURCHASE OPTION

Section 1.1. Grant of Purchase Option. Foley hereby grants to Grantee an exclusive option (the "Purchase Option") to purchase the Shares at the Per Share Price and on the other terms and conditions set forth in this Agreement. In consideration for the Purchase Option, the Grantee hereby pays to Foley $2,500.00 in immediately available funds. As used in this Agreement, "Per Share Price" means the difference between (a) the "Purchase Price" as finally determined pursuant to the Company's planned offer to purchase its shares of Common Stock (the "Offer", to be commenced on November 12, 1999 and filed with the Securities and Exchange Commission on Schedule 13E-4), and (b) $.05; provided that in no event will the Per Share Price be less than $9.00. The Purchase Option shall be exercisable by Grantee at any time from the date hereof until the earlier of (a) two business days following the Company's notification of the proration factor resulting from the Offer or (b) 5:00 p.m. Eastern Time on January 1, 2000 (the "Purchase Option Period").

Section 1.2 Exercise. Grantee may exercise the Purchase Option once, but only once, upon delivery of written notice to Foley (the "Purchase Option Exercise Notice") prior to the expiration of the Purchase Option Period. The Purchase Option Exercise Notice shall state Grantee's election to exercise the Purchase Option for a specified number of Shares and the business date on which Grantee requests the applicable purchase to take place (the "Closing"). Once Grantee has delivered the Purchase Option Exercise Notice, Grantee shall not be permitted to revoke or rescind such exercise of the Purchase Option. At Closing, Foley shall deliver to Grantee such Shares free and clear of liens and other encumbrances. Within 20 days following Closing, Grantee shall deliver to Foley, in immediately available funds, the cash purchase price equal to the product of the Per Share Price and the number of Shares specified for purchase in the Purchase Option Exercise Notice.

                                   ARTICLE II
                                  MISCELLANEOUS


Section 2.1. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

Section 2.2. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail postage prepaid, upon the sooner of the date on which receipt is acknowledged or the expiration of five days after deposit in United States post office facilities properly addressed with postage prepaid or if sent by overnight courier, the day after delivery of such notice to such courier. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To Foley:                     Thomas C. Foley
                              NTC Group
                              3 Pickwick Plaza, Suite 200
                              Greenwich, CT 06830


To Grantee:                   C. Sean Day
                              Seagin International, LLC
                              One East Putnam Avenue
                              Greenwich, CT 06830


Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

Section 2.3. Entire Agreement. This Agreement, including the matters referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by either party hereto have been expressed herein or in such other writings.

Section 2.4. Assignability; Binding Effect. This Agreement or any of the obligations or rights hereunder may not be assigned or delegated by any party without the prior written consent of the other party hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 2.5 Execution in Counterparts; Amendements. For the convenience of the parties and to facilitate execution, this Agreement may (a) be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) executed by facsimile. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the parties hereto or in the case of a waiver, the party waiving compliance.


                   IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                          FOLEY:


                                          /s/ Thomas C. Foley
                                          -------------------------------------
                                          Thomas C. Foley

                                          GRANTEE:


                                          /s/ C. Sean Day
                                          ----------------------------------
                                          C. Sean Day



                                       3